EXHIBIT 10.2

BENTLEY PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2005 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT CERTIFICATE
(Non-Employee Directors)

RSU Number:	Units

This Restricted Stock Unit Certificate (this “Certificate”) confirms that Bentley Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has on the date set forth below (the “Award Date”) granted to the person named below (“Participant”) an award (the “Award”) of the number of Restricted Stock Units set forth below pursuant to the Company’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”), each Restricted Stock Unit representing the right to receive one share of the Company’s Common Stock, $.02 par value per share (the “Common Stock”), subject to the terms and conditions set forth below and on the reverse side of this Certificate.

Award Date:
Name of Participant:
Address:
Social Security No.:
Number of Restricted Stock Units:
Vesting Schedule:

Settlement Schedule:  As set forth in Section 3 on the reverse side of this Certificate, vested Restricted Stock Units shall be settled as of the date that Participant ceases to serve as a Director of the Company.

By acceptance of this Award, Participant agrees to all the terms and conditions hereof, including, without limitation, those set forth in the Plan and on the reverse side of this Certificate.

BENTLEY PHARMACEUTICALS, INC.

By:
Title:

*  *  *  *  *

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1.     The Plan.  In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern.  The Committee administers the Plan and its determinations regarding the operation of the Plan are final.  Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award.  Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.  Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2.     No Rights as Stockholder or Director.  Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the Restricted Stock Units granted pursuant to this Award unless and until shares of Common Stock have been issued and delivered to Participant.  No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares of Common Stock are issued.  The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights vest in accordance with Sections 4, 5 and 6.  Participant shall not have any rights to continued service for the Company or its Affiliates by virtue of the grant of this Award.

3.     Conversion of Restricted Stock Units: Issuance of Common Stock.  No shares of Common Stock shall be issued to Participant (i) prior to the date on which the Restricted Stock Units vest in accordance with Sections 4, 5 and 6 and (ii) until Participant ceases to serve as a Director of the Company.  Subject to Section 9, the Company shall deliver to Participant, as of the date that Participant ceases to be a Director of the Company, the shares of Common Stock represented by the whole Restricted Stock Units that have vested as of such date.  The value of any fractional Restricted Stock Unit shall be paid in cash at the time the certificate is delivered to Participant.  The shares of Common Stock issued on conversion of vested Restricted Stock Units shall be free of all restrictions on transferability and forfeiture under this Award.

4.     Vesting.  Subject to the terms and conditions of this Award, the Restricted Stock Units shall vest according to the Vesting Schedule set forth on the cover of this Certificate, so long as Participant remains continuously a Director of the Company until the respective vesting dates.

5.     Change in Control.  As provided in the Plan, in the event of a Change in Control affecting the Company’s outstanding Common Stock, the Committee shall equitably adjust the number and kind of shares subject to this Award or make provision for a cash payment. If such Change in Control involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, then in lieu of the foregoing, the Committee may in its discretion accelerate or waive any vesting period.

6.     End of Service as Director.  If, prior to vesting of the Restricted Stock Units pursuant to Section 4 or 5, Participant ceases to be a Director of the Company for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited.

7.     Restriction on Transfer.  The Restricted Stock Units are not transferable by Participant otherwise than by will or the laws of descent and distribution.  The naming of a Designated Beneficiary does not constitute a transfer.

8.     409A.  In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax) in connection with the grant or vesting of the Restricted Stock Units or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect) that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the Restricted Stock Units and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such Restricted Stock Units were granted.

9.     Conditions for Issuance of Shares.  The Company shall not be required to deliver any shares of Common Stock until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance.  Any certificates representing shares of Common Stock delivered under this Award may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

10.   Notices.  Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt.  Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

11.   Miscellaneous.  The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company.  The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company.  Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.   Governing Law.  This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

13.   Severability.  If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Adopted 5/23/2006